Exhibit (c)-(2)

Noah Education Holdings Ltd. Fairness Analysis Presented to the Special Committee of Independent Directors April 2, 2014 The information contained herein is of a confidential nature and is intended for the use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Duff & P helps, LLC and its affiliates.

2 CONFIDENTIAL Duff & Phelps Disclaimer • The following pages contain materials that are being provided by Duff & Phelps, LLC (“ Duff & Phelps ”) to the special committee of independent directors (the “ Special Committee ”) of the board of directors (the “ Board of Directors ”) of Noah Education Holdings Ltd . (“ Noah ” or the “ Company ”) in the context of a meeting held to consider th

e Proposed Transaction (as defined herein) . • The accompanying materials are, and any Opinion (as defined herein) will be, compiled on a confidential basis for the use and benefit of the Special Committee in connection with their evaluation of the Proposed Transaction and may not be distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps . • Because the materials were prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither the Company nor Duff & Phelps, nor any of their respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the materials if used by persons other than the Special Committee . • These materials are not intended to represent an Opinion but rather to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion . • Any Opinion provided by Duff & Phelps would not : (i) address the merits of the underlying business decision of the Special Committee, the Board of Directors or the Company or any other party to the Proposed Transaction to enter into the Proposed Transaction versus any alternative strategy or transaction ; (ii) constitute a recommendation to the Special Committee, the Board of Directors, the Company or any other person including security holders of the Company as to how such person should vote or as to any other specific action that should be taken in connection with the Proposed Transaction ; or (iii) create any fiduciary duty on Duff & Phelps’ part to any party . • The information utilized in preparing this presentation was obtained from the Company and from public sources . Any estimates and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct . No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future . Duff & Phelps did not independently verify such information . • No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction . • Duff & Phelps’ affiliate, Duff & Phelps Securities, LLC (“ DPS ”), has acted as financial advisor to the Special Committee providing such financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction, including assisting the Special Committee in initiating, soliciting and encouraging any alternative transaction proposals from third parties prior to the signing of the Merger Agreement, and will receive a fee for its services .

3 CONFIDENTIAL Table of Contents 1. Introduction and Transaction Overview 2. Valuation Analysis – Discounted Cash Flow Analysis – Selected Public Companies / M&A Transactions Analysis Appendix 1. Assumptions, Qualifications, and Limiting Conditions 2. Premiums Paid Analysis – Supplemental

Introduction and Transaction Overview Section 01

5 CONFIDENTIAL Introduction and Transaction Overview The Engagement • Duff & Phelps was retained by the Special Committee to serve as independent financial advisor to the Special Committee (solely in its capacity as such) . • Specifically, Duff & Phelps has been asked to provide an opinion (the “ Opinion ”) to the Special Committee as to the fairness, from a financial point of view, to t he holders of ordinary shares, par value US $ 0 . 00005 per share, of the Company (individually, a “ Share ” and collectively, the “ Shares ”), other than the Excluded Shares and the Dissenting Shares (each as defined in the Merger Agreement), and the holders of American Depositary Shares of the Company, each representing one Share (each, an “ ADS ” and collectively, “ ADSs ”), other than ADSs representing the Excluded Shares and the Dissenting Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or the ADSs other than in their capacity as holders of the Shares or the ADSs ) . The Proposed Transaction • It is Duff & Phelps’ understanding that the Company, Rainbow Education Holding Limited (“ Parent ”), an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly owned by MSPEA Education Holding Limited, an investment holding company indirectly controlled by Morgan Stanley, Jointly Gold Technologies Limited, First Win Technologies Limited, Global Wise Technologies Limited, Sunshine Nation Limited, Du Qicai and Baring Asia II Holdings (22) Limited ( collectively, the “ Consortium Members ”), and Rainbow Education Merger Sub Holding Limited (“ Merger Subsidiary ”), an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly - owned subsidiary of Parent, propose to enter into an Agreement and Plan of Merger (the “ Merger Agreement ”), the latest draft of which was dated as of March 26 , 2014 . Pursuant to the Merger Agreement, among other things, Merger Subsidiary will merge with and into the Company, whereupon the separate existence of Merger Subsidiary will cease and the Company will be the surviving corporation, and in connection with such merger each issued and outstanding Share (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) will be cancelled in exchange for the right to receive US $ 2 . 85 in cash per Share without interest (the “ Per Share Merger Consideration ”) and each issued and outstanding ADS (other than ADSs representing the Excluded Shares and the Dissenting Shares) and each Share represented by such ADS will be cancelled in exchange for the right to receive US $ 2 . 85 in cash per ADS without interest (the “ Per ADS Merger Consideration ”, and collectively with the Per Share Merger Consideration, the “ Merger Consideration ”) (collectively, the “ Proposed Transaction ”) .

6 CONFIDENTIAL Introduction and Transaction Overview Scope of Analysis • In connection with our analysis, Duff & Phelps has made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances . 1. Reviewed the following documents : » The Company’s annual reports and audited financial statements on Form 20 - F filed with the Securities and Exchange

Commission (“ SEC ”) for the years ended June 30 , 2012 and 2013 ; » The Company’s unaudited financial statements for the six months ended December 31 , 2013 and the six months ended December 31 , 2012 ; » A detailed financial projections model, prepared and provided to Duff & Phelps by management of the Company in relation to financial years ending June 30 , 2014 through 2023 , upon which Duff & Phelps has relied in performing its analysis (the “ Management Projections ”) ; » Other internal documents relating to the past and current business operations, financial conditions and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company ; » A letter dated March 26 , 2014 from the chief financial officer of the Company which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “ Management Representation Letter ”) ; and » Documents related to the Proposed Transaction, including a draft of the Merger Agreement dated March 26 , 2014 ; 2. Discussed the information referred to in paragraph 1 above and the business, operations and financial condition and prospects of the Company as well as the background and other elements of the Proposed Transaction with the management of the Company ; 3. Reviewed the historical trading price and trading volume of the Company’s ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant ; 4. Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and an analysis of premiums paid in selected transactions that Duff & Phelps deemed relevant ; and 5. Conducted such other analyses and inquiries and considered such other information and factors as Duff & Phelps deemed appropriate .

7 CONFIDENTIAL Introduction and Transaction Overview Shareholders Source: Company filings, Capital IQ, Company provided Noah Education Holdings Ltd. - Ownership % of Current Shareholders ADS Diluted ADS Consortium Members Xu Dong (Chairman, Founder) 8,078,200 21.4% Tang Benguo (Founder) 5,268,268 14.0% Wang Xiaotong (Director, Founder) 4,292,260 11.4% Baring Private Equity Asia 3,364,66

9 8.9% Du Siyuan 2,647,743 7.0% Du Qicai (Director, General Manager of Wentai) 1,409,304 3.7% MSPEA 70 0.0% Consortium Members 25,060,514 66.5% Institutional Holders Renaissance Technologies Corp. 308,300 0.8% Neon Liberty Capital Management, LLC 136,000 0.4% Other Institutional Holders 37,330 0.1% Institutional Holders 481,630 1.3% Public Shareholders 11,021,847 29.2% Total ADSs Outstanding 36,563,991 97.0% Options In-the-Money at Offer Price 1,132,278 3.0% Fully Diluted ADSs Outstanding at Offer Price 37,696,269 100.00% Public Shareholders 29.2% Consortium Members 66.5% Institutional Shareholders 1.3% Options 3.0%

8 CONFIDENTIAL Introduction and Transaction Overview Trading Analysis Source: Capital IQ Noah Education Holdings Ltd. - Trading History April 1, 2013 to March 31 , 2014 0.0 200.0 400.0 600.0 $0.00 $1.00 $2.00 $3.00 $4.00 Volume (thousands) ADS Price Volume Price 30-day Trailing VWAP 60-day Trailing VWAP 90-day Trailing VWAP Offer (1) Trailing Volume Weighted Average Price (VWAP) at Offer

Current (3/31/14) Offer Price Premium Relative to: 5.6% 30 - Day VWAP (1) 21.5% 26.3% 33.5% 60 - Day VWAP (1) 90 - Day VWAP (1) One Day Prior 26.7% $2.70 $2.35 $2.26 $2.14 $2.25 Dec 24, 2013 Noah received a non - binding proposal from certain shareholders and an affiliate of Morgan Stanley Private Equity Asia to acquire remaining shares of Noah for $2.80 per ADS. May 22, 2013 Noah reported Q3 '13 earnings results. The Company reported net revenue of RMB46.4 million and nil earnings per ADS. Aug 28, 2013 Noah reported Q4 '13 earnings results. The Company reported net revenue of RMB63.8 million and earnings of RMB0.32 per ADS . Nov 20, 2013 Noah reported Q1 '14 earnings results. The Company reported net revenue of RMB49.2 million and net loss of RMB0.02 per ADS. Feb 26, 2014 Noah reported Q2 '14 earnings results. The Company reported net revenue of RMB70.3 million and net loss of RMB0.17 per ADS. Noah Education Holdings Ltd. Historical Trading Metrics (in thousands, except per ADS) During one year prior to offer Post offer Average Closing Price $1.76 Average Closing Price $2.68 High $2.48 High $2.76 Low $1.33 Low $2.55 Average Volume 24.2 Average Volume 42.0 % of Shares Issued and Outstanding 0.1% % of Shares Issued and Outstanding 0.1% % of Float 0.2% % of Float 0.3%

Introduction and Transaction Overview

Proposed Transaction

Noah Education Holdings Ltd. - Offer Premium

	Closing Price	Implied Premium
ADS price of 3/31/14	$2.70	5.6%
One-day prior to offer (12/23/13)	$2.25	26.7%
One-week prior to offer (12/17/13)	$2.29	24.5%
30-days trailing VWAP prior to offer	$2.35	21.5%
60-days trailing VWAP prior to offer	$2.26	26.3%
90-days trailing VWAP prior to offer	$2.14	33.5%
One-year prior to offer (12/24/12)	$2.40	18.8%
Initial Public Offering (10/18/2007)	$14.00	(79.6%)
Offer (12/24/2013)	**$2.85**	

Note: Balance sheet data and LTM as of December 31, 2013. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

(1) Represents the value of non-controlling interest in Wentai Education and Yuanbo Education based on the implied EBITDA multiples of the Company.
(2) Includes investment in Franklin Electronic Publishers and other investments.
(3) Chengdu Property is subject to various transfer restrictions and the likelihood of a successful transfer is very low and there is no available market price for a property of similar nature.
(4) Reflects range of 5%-10% withholding tax discount on excess cash held at onshore entities. Excluded non-controlling interest share of cash held at subsidiaries and receipts in advance related to pass through fees collected from students on behalf of third-party vendors.
(5) Reflects the present value of estimated additional rent expense that the Company would incur without the Chengdu property.
(6) Reflects adjusted enterprise value and EBITDA adjusted for additional rent expense the Company would incur without the Chengdu property.

Noah Education Holdings Ltd. - Implied Multiples

(USD in millions, except per ADS data)

	Financials 12/31/2013	Offer $2.85
Fully Diluted ADSs Issued and Outstanding (millions)	37.7	
Implied Aggregate Equity Value & Options Proceeds		$107.4
Plus: Noncontrolling Interest (1)		3.6
Less: Excess Net Working Capital		(1.9)
Less: PV of Headquarters Rental Income		(0.5)
Less: Long-term Investment (2)		(2.3)
Less: Chengdu Property at Cost (3)		(15.8)
Less: Proceeds from Exercise of Options		(1.2)
Less: PV of Intangible Asset Amortization Tax Benefit		(1.2)
Less: Cash (4)		(72.0)
Implied Adjusted Enterprise Value		$16.0
Plus: PV of Additional Rent Expense (5)		6.5
Implied Enterprise Value		**$22.5**
Implied Offer Multiples:		
EV / LTM Revenue	$37.0	0.61x
EV / LTM EBITDA	$7.3	3.1x
Adj. EV / Adj. LTM EBITDA (6)	$6.5	2.5x
EV / 2014 Revenue	$38.5	0.59x
EV / 2014 EBITDA	$4.9	4.7x
Adj. EV / Adj. 2014 EBITDA (6)	$4.1	4.0x
EV / 2015 Revenue	$43.5	0.52x
EV / 2015 EBITDA	$4.4	5.2x
Adj. EV / Adj. 2015 EBITDA (6)	$3.4	4.7x
P / Book Value	$3.18	0.90x
P / Tangible Book Value	$2.53	1.13x

CONFIDENTIAL 9 DUFF & PHELPS

Introduction and Transaction Overview

Per ADS Valuation

Valuation Range Conclusions

(RMB in thousands, except per ADS values)

	Low		High
Enterprise Value			
Discounted Cash Flow Analysis	¥ 96,000	-	¥ 132,000
Selected Public Companies / M&A Transactions Analysis	¥ 123,000	-	¥ 168,100
Enterprise Value Range	**¥ 109,500**	-	**¥ 150,000**
Less: PV of Additional Rent Expense (1)	(37,379)	-	(43,320)
Adjusted Enterprise Value Range	**¥ 72,121**	-	**¥ 106,680**
Plus: Proceeds from Exercise of Options	7,760	-	7,760
Plus: Chengdu Property at Cost (2)	98,336	-	98,336
Plus: Long-term Investment (3)	14,343	-	14,343
Plus: PV of Headquarters Rental Income	2,879	-	2,925
Plus: PV of Intangible Asset Amortization Tax Benefit	7,449	-	8,006
Plus: Excess Net Working Capital	11,750	-	11,750
Less: Non-controlling Interest (4)	(16,741)	-	(23,640)
Value Attributable to Fully Diluted ADSs (Excluding Cash)	**¥ 197,899**	-	**¥ 226,162**
Fully Diluted ADSs Issued and Outstanding	37,696,269	-	37,696,269
Value Per ADS (RMB)	¥ 5.25	-	¥ 6.00
RMB to USD FX rate (as of 4/1/2014)	6.21	-	6.21
Per ADS Price Range (Excluding Excess Cash)	**$0.85**	-	**$0.97**
Excess Cash (5)	436,871	-	457,185
Cash Value Per Fully Diluted ADSs Issued and Outstanding (RMB)	¥ 11.59	-	¥ 12.13
Cash Value Per Fully Diluted ADSs Issued and Outstanding (USD)	$1.87	-	$1.95
Per ADS Price Range	**$2.71**	-	**$2.92**

Offer Price: $2.85

Implied Valuation Multiples

	RMB	Low		High
EV / LTM EBITDA	¥ 45,422	2.4x	-	3.3x
EV / 2014 EBITDA	¥ 29,922	3.7x	-	5.0x
EV / 2015 EBITDA	¥ 26,872	4.1x	-	5.6x
EV / 2014 Revenue	¥ 236,567	0.46x	-	0.63x
Adj. EV / Adj. LTM EBITDA (6)	¥ 40,422	1.8x	-	2.6x
Adj. EV / Adj. 2014 EBITDA (6)	¥ 24,922	2.9x	-	4.3x
Adj. EV / Adj. 2015 EBITDA (6)	¥ 21,239	3.4x	-	5.0x
Adj. EV / 2014 Revenue	¥ 236,567	0.30x	-	0.45x
P/Book Value	¥ 19.75	0.85x	-	0.92x
P/Tangible Book Value	¥ 15.70	1.07x	-	1.15x

Note: Balance sheet data and LTM as of December 31, 2013. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

(1) Reflects the present value of estimated additional rent expense that the Company would incur without the Chengdu property.
(2) Chengdu Property is subject to various transfer restrictions and the likelihood of a successful transfer is very low and there is no available market price for a property of similar nature.
(3) Includes investment in Franklin Electronic Publishers and other investments.
(4) Represents the value of non-controlling interest in Wentai Education and Yuanbo Education based on the implied EBITDA multiples of the Company.
(5) Reflects range of 5%-10% withholding tax discount on excess cash held at onshore entities. Excluded non-controlling interest share of cash held at subsidiaries and receipts in advance related to pass through fees collected from students on behalf of third-party vendors.
(6) Reflects adjusted enterprise value and EBITDA adjusted for additional rent expense the Company would incur without the Chengdu property.

CONFIDENTIAL 10 DUFF & PHELPS

11 CONFIDENTIAL Introduction and Transaction Overview ADS Price Range $2.71 $2.67 $2.76 $2.92 $2.86 $2.98 $2.60 $2.70 $2.80 $2.90 $3.00 $3.10 Concluded Range Discounted Cash Flow Analysis Selected Public Companies / M&A Transactions Analysis Value Per ADS $2.85 Offer Price

Valuation Analysis Section 02

13 CONFIDENTIAL Valuation Analysis Financial Performance Historical and Projected Financial Performance ( ￥ in thousands) LTM Management Projections CAGR 2012A 2013A 12/31/2013 2014P 2015P 2016P 2017P 2018P 2019P 2020P 2021P 2022P 2023P '14-'18 '14-'23 Net Revenue ￥ 163,022 ￥ 211,764 ￥ 229,778 ￥ 236,567 ￥ 267,698 ￥ 307,873 ￥ 357,531 ￥ 405,608 ￥ 459,664 ￥ 517,280 ￥ 578,649 ￥ 643,976 ￥

713,473 14.4% 13.0% Growth 74.4% 29.9% 23.9% 11.7% 13.2% 15.0% 16.1% 13.4% 13.3% 12.5% 11.9% 11.3% 10.8% Gross Profit ￥ 86,544 ￥ 103,863 ￥ 111,679 ￥ 108,995 ￥ 118,872 ￥ 133,912 ￥ 154,340 ￥ 175,115 ￥ 199,797 ￥ 226,449 ￥ 254,781 ￥ 284,881 ￥ 316,838 Margin % 53.1% 49.0% 48.6% 46.1% 44.4% 43.5% 43.2% 43.2% 43.5% 43.8% 44.0% 44.2% 44.4% EBITDA ￥ 17,494 ￥ 39,100 ￥ 45,422 ￥ 29,922 ￥ 26,872 ￥ 28,956 ￥ 33,861 ￥ 40,962 ￥ 50,726 ￥ 62,297 ￥ 74,847 ￥ 88,309 ￥ 102,600 8.2% 14.7% Margin % 10.7% 18.5% 19.8% 12.6% 10.0% 9.4% 9.5% 10.1% 11.0% 12.0% 12.9% 13.7% 14.4% Growth NM 123.5% 54.4% (23.5%) (10.2%) 7.8% 16.9% 21.0% 23.8% 22.8% 20.1% 18.0% 16.2% EBIT - ￥ 10,432 ￥ 5,333 ￥ 10,314 ￥ 4,337 ￥ 560 - ￥ 1,334 - ￥ 527 ￥ 2,353 ￥ 7,770 ￥ 14,863 ￥ 22,801 ￥ 34,513 ￥ 47,001 NM NM Margin % (6.4%) 2.5% 4.5% 1.8% 0.2% (0.4%) (0.1%) 0.6% 1.7% 2.9% 3.9% 5.4% 6.6% Growth NM NM NM (18.7%) (87.1%) NM NM NM 230.1% 91.3% 53.4% 51.4% 36.2% Net Income to Shareholders ￥ 5,836 ￥ 19,016 ￥ 25,210 ￥ 15,233 ￥ 13,335 ￥ 11,749 ￥ 11,568 ￥ 12,652 ￥ 15,264 ￥ 18,910 ￥ 23,043 ￥ 29,231 ￥ 35,815 Margin % 3.6% 9.0% 11.0% 6.4% 5.0% 3.8% 3.2% 3.1% 3.3% 3.7% 4.0% 4.5% 5.0% Growth NM 225.8% 180.7% (19.9%) (12.5%) (11.9%) (1.5%) 9.4% 20.6% 23.9% 21.9% 26.9% 22.5% Diluted Earnings per ADS ￥ 0.16 ￥ 0.52 ￥ 0.69 ￥ 0.41 ￥ 0.36 ￥ 0.32 ￥ 0.31 ￥ 0.34 ￥ 0.41 ￥ 0.51 ￥ 0.62 ￥ 0.78 ￥ 0.96 Growth NM 226.0% 180.5% (21.4%) (12.5%) (11.9%) (1.5%) 9.4% 20.6% 23.9% 21.9% 26.9% 22.5% Capital Expenditures ￥ 27,140 ￥ 43,879 ￥ 33,407 ￥ 43,079 ￥ 43,979 ￥ 44,906 ￥ 45,860 ￥ 46,844 ￥ 47,857 ￥ 48,900 ￥ 49,975 ￥ 51,082 ￥ 52,222 % of Net Revenue 16.65% 20.72% 14.54% 18.21% 16.43% 14.59% 12.83% 11.55% 10.41% 9.45% 8.64% 7.93% 7.32% % of EBITDA 155.13% 112.22% 73.55% 143.97% 163.66% 155.08% 135.44% 114.36% 94.34% 78.50% 66.77% 57.84% 50.90% Note: Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses). Source: SEC filings, Company management

14 CONFIDENTIAL Valuation Analysis Discounted Cash Flow Analysis – Methodology and Key Assumptions Discounted Cash Flow Methodology • Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows . • Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders . • Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk . • The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles . Discounted Cash Flow Key Assumptions • Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending June 30 , 2014 - 2023 (excluding public company expenses, as provided by Company management) as well as discussions with Company management, a review of the Company’s historical performance and other factors to develop the DCF analysis . • Beyond the projection period, Duff & Phelps estimated the “terminal value” using a perpetuity formula . • Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 17 . 0 % to 19 . 0% , derived from the Capital Asset Pricing Model . • The following is a summary of the Management Projections utilized in the discounted cash flow analysis : » The Company’s net revenue is projected to increase at a compound annual growth rate (“ CAGR ”) of 12 . 9 % over the ten - year period ending 2023 . » EBITDA is projected to increase at a CAGR of 10 . 1 % over the ten - year period ending 2023 . » The Company’s EBITDA margin is projected to average 11 . 6 % over the ten - year period ending 2023 . » Total capital expenditures are projected to average 11 . 7 % of revenue over the ten - year period ending 2023 .

Valuation Analysis

DCF Valuation Summary

Discounted Cash Flow Analysis

(RMB in thousands)

	LTM 12/31/2013	2014P	2015P	2016P	2017P	2018P	2019P	2020P	2021P	2022P	2023P	Terminal Year	CAGR 5 Year	CAGR 10 Year
Net Revenue	¥229,778	¥236,567	¥267,698	¥307,873	¥357,531	¥405,608	¥459,664	¥517,280	¥578,649	¥643,976	¥713,473	¥713,473	**13.9%**	**12.9%**
Growth	*23.9%*	*11.7%*	*13.2%*	*15.0%*	*16.1%*	*13.4%*	*13.3%*	*12.5%*	*11.9%*	*11.3%*	*10.8%*			
EBITDA	45,422	29,922	26,872	28,956	33,861	40,962	50,726	62,297	74,847	88,309	102,600	102,600		
EBITDA Margin	*19.8%*	*12.6%*	*10.0%*	*9.4%*	*9.5%*	*10.1%*	*11.0%*	*12.0%*	*12.9%*	*13.7%*	*14.4%*	*14.4%*		
Growth	*54.4%*	*(23.5%)*	*(10.2%)*	*7.8%*	*16.9%*	*21.0%*	*23.8%*	*22.8%*	*20.1%*	*18.0%*	*16.2%*		**0.9%**	**10.1%**
		Q3-Q4 2014												
Earnings Before Interest and Taxes		¥-866	¥560	¥-1,334	¥-527	¥2,353	¥7,770	¥14,863	¥22,801	¥34,513	¥47,001	¥74,749		
Pro Forma Taxes @ 25.0%		(335)	(1,545)	(1,072)	(1,273)	(1,994)	(3,348)	(5,121)	(7,106)	(10,033)	(13,155)	(20,093)		
Net Operating Profit After Tax		(1,201)	(986)	(2,406)	(1,801)	360	4,422	9,742	15,696	24,479	33,845	54,657		
Depreciation		5,652	20,691	24,670	28,767	32,988	37,335	41,813	46,425	48,175	49,978	22,230		
Amortization		2,204	5,621	5,621	5,621	5,621	5,621	5,621	5,621	5,621	5,621	5,621		
Capital Expenditures		(33,129)	(43,979)	(44,906)	(45,860)	(46,844)	(47,857)	(48,900)	(49,975)	(51,082)	(52,222)	(21,404)		
(Increase) / Decrease in Working Capital		(453)	8,876	11,104	13,445	12,824	14,207	15,090	16,092	17,327	18,448	6,825		
Free Cash Flow (1)		¥-26,927	¥-9,776	¥-5,917	¥172	¥4,949	¥13,728	¥23,365	¥33,859	¥44,521	¥55,671	¥67,928		

Enterprise Value Range	**Low**	**High**
Terminal Growth Rate	4.0%	4.0%
Weighted Average Cost of Capital	19.0%	17.0%
Concluded Enterprise Value Range	**¥96,000**	**¥132,000**
Implied Equity Value	¥623,964	¥668,940
Fully Diluted ADSs Issued and Outstanding	37,696,269	37,696,269
Implied Per ADS Range (RMB)	¥16.55	¥17.75
Implied Per ADS Range (USD)	$2.67	$2.86

Implied Valuation Multiples			
EV / LTM EBITDA	¥45,422	2.1x	2.9x
EV / 2014 EBITDA	¥29,922	3.2x	4.4x
EV / 2015 EBITDA	¥26,872	3.6x	4.9x
EV / LTM Revenue	¥229,778	0.4x	0.6x
EV / 2014 Revenue	¥236,567	0.4x	0.6x
EV / 2015 Revenue	¥267,698	0.4x	0.5x
P / Book Value	¥744,324	0.84x	0.90x
P/ Tangible Book Value	¥591,939	1.05x	1.13x

(1) Prior to application of 10% dividend withholding tax calculated based on levered cash flows and discounted separately at the cost of equity derived in the WACC calculation.

Note: Balance sheet data and LTM as of December 31, 2013. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

CONFIDENTIAL

15

DUFF&PHELPS

16 CONFIDENTIAL Valuation Analysis Selected Public Companies / M&A Transactions Analysis Methodology Selected Public Companies Analysis • Duff & Phelps selected ten publicly traded companies in the education services industry that were deemed relevant to its analysis . • Duff & Phelps analyzed the financial performance of each of the publicly traded companies . Duff & Phelps then analy zed the selected public companies’ trading multiples of enterprise value to LTM and projected revenue, EBITDA, and EBIT and price to LTM and projected earnings per share . Selected M&A Transactions Analysis • Duff & Phelps selected six precedent transactions within China’s education services and twenty - two precedent transactions within the global education services that it determined to be relevant to its analysis . Duff & Phelps computed the LTM revenue and EBITDA for each of the target companies (where publicly disclosed) . Duff & Phelps then calculated the implied enterprise value to revenue and enterprise value to EBITDA multiples for each transaction . Duff & Phelps analyzed a number of factors in comparing the Company to the selected public companies and the targets in the selected M&A transactions, including historical and forecasted growth in revenue and EBITDA, EBITDA margins, capital spending levels, and other characteristics that we deemed relevant . Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group . None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction . Duff & Phelps does not have access to non - public information of any of the companies used for comparative purposes . Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company . Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations .

Valuation Analysis

Selected Public Companies Analysis – Financial Metrics

Selected Public Company Analysis — **March 31, 2014**

($ in millions, except per share data)

COMPANY INFORMATION			REVENUE GROWTH				EBITDA GROWTH				EBITDA MARGIN				EBIT MARGIN			
Company Name	HQ	Exchange	3-YR CAGR	LTM	2014	2015	3-YR CAGR	LTM	2014	2015	3-YR AVG	LTM	2014	2015	3-YR AVG	LTM	2014	2015
China Education																		
China Distance Education Holdings Limited	China	NYSE	29.9%	39.6%	37.0%	25.5%	NM	48.3%	62.7%	20.7%	18.1%	26.9%	24.0%	23.1%	13.5%	23.5%	21.1%	21.4%
New Oriental Education & Technology Group Inc.	China	NYSE	35.4	22.6	21.2	20.7	21.7	66.3	53.1	24.6	19.1	21.6	21.3	22.0	15.5	17.4	17.7	19.2
TAL Education Group	China	NYSE	48.3	31.1	41.5	32.8	31.1	44.5	77.5	22.0	19.6	19.7	20.7	19.0	16.4	17.2	17.4	17.2
Xueda Education Group	China	NYSE	31.1	18.4	16.9	18.2	8.9	NM	101.5	15.7	4.8	7.5	10.8	10.5	1.8	5.3	4.9	5.7
Group Median			33.3%	26.9%	29.1%	23.1%	21.7%	48.3%	70.1%	21.4%	18.6%	20.7%	21.0%	20.5%	14.5%	17.3%	17.6%	18.2%
U.S. Education																		
Apollo Education Group, Inc.	United States	NasdaqGS	-9.1%	-15.8%	-16.8%	-9.9%	-20.4%	-16.9%	-18.3%	-12.5%	23.6%	20.7%	19.7%	19.1%	19.6%	16.2%	15.0%	14.0%
Corinthian Colleges Inc.	United States	NasdaqGS	-1.2	-5.0	-10.7	-4.7	-27.8	-43.4	-21.1	12.4	9.0	5.1	6.1	7.2	5.1	1.8	2.3	2.8
DeVry Education Group Inc.	United States	NYSE	0.8	-4.1	-2.7	0.6	-10.5	-19.6	-19.9	6.0	21.0	15.3	14.2	15.0	17.1	10.5	9.8	9.9
ITT Educational Services Inc.	United States	NYSE	-12.5	-16.9	-11.9	-0.1	-32.5	-44.6	-40.7	-12.0	27.2	18.4	15.5	13.6	25.0	15.8	13.1	11.3
K12, Inc.	United States	NYSE	30.2	12.6	6.7	10.5	16.2	-11.8	36.7	24.0	9.0	7.2	12.2	13.7	4.7	2.6	5.9	6.7
Strayer Education Inc.	United States	NasdaqGS	-7.5	-10.4	-14.5	-11.0	-19.5	-12.2	-19.1	-26.6	26.5	24.4	21.1	17.4	22.2	17.4	15.9	14.1
Group Median			-4.3%	-7.7%	-11.3%	-2.4%	-19.9%	-18.3%	-19.5%	-3.0%	22.3%	16.8%	14.9%	14.4%	18.3%	13.2%	11.5%	10.6%
Aggregate Mean			14.5%	7.2%	6.7%	8.3%	-3.6%	1.2%	21.3%	7.4%	17.8%	16.7%	16.6%	16.1%	14.1%	12.8%	12.3%	12.2%
Aggregate Median			15.4%	4.2%	2.0%	5.6%	-10.5%	-12.2%	9.2%	14.0%	19.3%	19.0%	17.6%	16.2%	15.9%	16.0%	14.1%	12.6%
Noah Education Holdings Ltd. (Management Projections) [1]			NM	23.9%	11.7%	13.2%	NM	54.4%	-23.5%	-10.2%	NM	19.8%	12.6%	10.0%	NM	4.5%	1.8%	0.2%

[1] The Company's financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).
Financials adjusted to June end fiscal year
LTM = Latest Twelve Months
CAGR = Compounded Annual Growth Rate
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
EBIT = Earnings Before Interest and Taxes
Source: Bloomberg, Capital IQ, SEC filings

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Valuation Analysis

Selected Public Companies Analysis – Market Multiples

Selected Public Company Analysis — March 31, 2014

($ in millions, except per share data)

COMPANY INFORMATION			MARKET DATA			STOCK PRICE AS A MULTIPLE OF				ENTERPRISE VALUE AS MULTIPLE OF								
Company Name	HQ	Exchange	Stock Price on 3/31/14	% of 52-Wk High	Enterprise Value	LTM EPS	2014 EPS	2015 EPS	Book Value	LTM EBITDA	2014 EBITDA	2015 EBITDA	LTM EBIT	2014 EBIT	2015 EBIT	LTM Revenue	2014 Revenue	2015 Revenue
China Education																		
China Distance Education Holdings Limited	China	NYSE	$18.03	67.3%	$592	41.6x	38.6x	32.2x	9.4x	28.5x	29.5x	24.4x	30.6x	25.7x	19.6x	7.68x	7.07x	5.64x
New Oriental Education & Technology Group Inc.	China	NYSE	29.35	87.1	3,565	24.7	22.1	17.7	4.9	15.6	14.4	11.6	19.4	17.3	13.2	3.38	3.06	2.54
TAL Education Group	China	NYSE	22.52	87.9	1,506	35.3	29.7	23.2	7.2	26.7	21.6	17.7	30.6	25.7	19.6	5.25	4.47	3.37
Xueda Education Group	China	NYSE	5.40	71.8	80	19.9	17.8	11.7	2.2	3.1	1.9	1.7	4.3	4.3	3.1	0.23	0.21	0.18
Group Median				79.5%	$1,049	30.0x	25.9x	20.5x	6.0x	21.2x	18.0x	14.6x	25.0x	21.5x	16.4x	4.32x	3.77x	2.95x
U.S. Education																		
Apollo Education Group, Inc.	United States	NasdaqGS	$34.24	97.2%	$2,646	11.7x	17.4x	17.4x	3.2x	3.7x	4.2x	4.8x	4.7x	5.5x	6.6x	0.76x	0.83x	0.92x
Corinthian Colleges Inc.	United States	NasdaqGS	1.38	49.3	212	38.6	21.2	12.0	0.2	2.7	2.4	2.2	7.7	6.5	5.6	0.14	0.15	0.16
DeVry Education Group Inc.	United States	NYSE	42.39	99.9	2,453	18.7	18.2	17.5	1.9	8.3	9.0	8.5	12.1	13.1	12.9	1.27	1.28	1.28
ITT Educational Services Inc.	United States	NYSE	28.68	63.2	501	6.6	16.8	9.4	3.3	2.6	3.2	3.6	3.0	3.7	4.3	0.47	0.49	0.49
K12, Inc.	United States	NYSE	22.65	59.8	850	52.3	27.3	22.7	1.7	13.4	7.7	6.2	38.1	15.9	12.6	0.97	0.94	0.85
Strayer Education Inc.	United States	NasdaqGS	46.43	80.8	545	10.0	12.3	15.9	12.9	4.4	5.6	3.9	6.2	7.5	9.5	1.08	1.19	1.34
Group Median				72.0%	$697	15.2x	17.8x	16.6x	2.5x	4.1x	4.9x	4.4x	6.9x	7.0x	8.0x	0.87x	0.88x	0.88x
Aggregate Mean				76.4%	$1,295	25.9x	22.1x	18.0x	4.7x	10.9x	10.0x	8.5x	15.7x	12.5x	10.7x	2.12x	1.97x	1.67x
Aggregate Median				76.3%	$721	22.3x	19.7x	17.4x	3.2x	6.4x	6.6x	5.5x	9.9x	10.3x	11.0x	1.03x	1.06x	1.10x

Financials adjusted to June end fiscal year
LTM = Latest Twelve Months
Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) – (Cash & Equivalents) – (Net Non-Operating Assets)
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
EBIT = Earnings Before Interest and Taxes
EPS = Earnings per share (or ADS)
Source: Bloomberg, Capital IQ, SEC filings

CONFIDENTIAL 18 DUFF & PHELPS

19 CONFIDENTIAL Valuation Analysis Selected Public Companies Analysis – Ranking Tables Source: Capital IQ, Company management LTM Revenue Projected Two - Year Avg. Capex / Revenue Projected Two - Year Avg. EBITDA Margin Total Assets NA 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% Median: 16.9% $0 $500 $1,000 $1,500 $2,000 $2,500 $3,000 Median: $711 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 1

4.0% 16.0% 18.0% 20.0% Median: 2.9% $0 $500 $1,000 $1,500 $2,000 $2,500 $3,000 $3,500 $4,000 Median: $964

20 CONFIDENTIAL Valuation Analysis Selected Public Companies Analysis – Ranking Tables Source: Capital IQ, Company management Projected 2014 Revenue Growth Projected 2014 EBITDA Growth Projected 2015 Revenue Growth Projected 2015 EBITDA Growth -20.0% -10.0% 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% Median: 2.0% -20.0% -10.0% 0.0% 10.0% 20.0% 30.0% 40.0% Median: 5.6% -60.0% -40.0%

-20.0% 0.0% 20.0% 40.0% 60.0% 80.0% 100.0% 120.0% Median: 9.2% -30.0% -20.0% -10.0% 0.0% 10.0% 20.0% 30.0% Median: 14.0%

Valuation Analysis

Selected M&A Transactions Analysis – China Education Services Transactions

Selected M&A Transactions Analysis - China Education Services Transactions

($ in millions)

Announced	Status	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / EBITDA	EV / Revenue	Premium as a % of 1-Day Prior	Premium as a % of 1-Week Prior	Premium as a % of 1-Month Prior
11/23/2013	Pending	Shaanxi Dade Education Development Co., Ltd.	Operates as a private university	Shaanxi Yuhualong Investment Group Co., Ltd.	$27.1	N/A	N/A	N/A	N/A	N/A	NM	NM	NM
6/20/2013	Pending	ChinaEdu Corporation	Provides educational services to the online degree programs of universities in China	Management Buyout	$95.2	$80.5	$21.3	26.5%	4.5x	1.18x	19.9	16.9	17.6
8/29/2012	Closed	Xiaoxiao Education Limited	Operates education institutions for children in China	Shanghai Yuanbo Education Information and Consulting Corporation Ltd.	$8.9	$6.1	N/A	N/A	N/A	1.46x	27.8	27.8	76.1
12/31/2011	Closed	Beijing Century College	Operates as a college	Xihua Investment Group	$37.8	N/A	N/A	N/A	N/A	N/A	NM	NM	NM
11/19/2011	Closed	Global Education & Technology Group Limited	Provides educational courses and related services in China	Pearson plc	$148.8	$64.7	$8.1	12.5%	18.3x	2.30x	105.0	230.5	245.0
7/7/2011	Closed	Shanxi Rising Education Investment Co., Ltd.	Operates as a subsidiary of China Bilingual Technology Education Group Inc	China Bilingual Technology & Education Group Inc.	$108.0	$7.8	N/A	N/A	N/A	13.89x	NM	NM	NM
					China Mean	$39.8	$14.7	19.5%	11.4x	4.71x	50.9%	91.7%	112.9%
					China Median	$36.3	$14.7	19.5%	11.4x	1.88x	27.8%	27.8%	76.1%

Source: Capital IQ, SEC filings

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Valuation Analysis

Selected M&A Transactions Analysis – International Education Transactions

Selected M&A Transactions Analysis - International Education Services Transactions

($ in millions)

Announced	Status	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / EBITDA	EV / Revenue	Premium as a % of: 1-Day Prior	1-Week Prior	1-Month Prior
12/5/13	Closed	Help International Corporation Bhd	Provides tertiary, continuing professional development, vocational, pre-university, primary and secondary education, and training programs in Malaysia	Southern Capital Group; Southern Capital Fund III	$99.9	$38.3	$8.5	22.2%	11.7x	2.61x	10.5	12.4	39.8
10/22/13	Closed	Educational Institutions And Associations	Operates management and communication schools and colleges in France and Monaco	Apax Partners France	$305.0	$128.6	N/A	N/A	N/A	2.37x	NM	NM	NM
9/12/13	Pending	União dos. Cursos Superiores SEB Ltda.	Owns and operates three educational institutions	Estácio Participações S.A	$276.1	$47.4	$20.8	43.9%	13.3x	5.83x	NM	NM	NM
9/6/13	Pending	Coach United, Inc.	Owns and operates music schools, language schools, and cram schools	Cookpad Inc.	$10.1	$1.0	N/A	N/A	N/A	9.66x	NM	NM	NM
8/31/13	Closed	KGIC Education Group, Inc. And KGIC Language College (2010) Corp.	Provides English language education and training services	Loyalist Group Limited	$12.8	$23.7	N/A	N/A	N/A	0.54x	NM	NM	NM
8/23/13	Closed	Faculdades Metropolitanas Unidas	An educational institution	Laureate Education, Inc.	$419.3	$188.7	N/A	N/A	N/A	2.22x	NM	NM	NM
8/13/13	Pending	Zenkyoken Co., Ltd.	Operates cram schools	Gakken Juku Holdings Co., Ltd.	$30.6	$46.0	N/A	N/A	N/A	0.66x	NM	NM	NM
7/22/13	Closed	Children's Choice Learning Centers, Inc.	Provides early care and education programs to children	Bright Horizons Family Solutions, Inc.	$53.0	$41.0	N/A	N/A	N/A	1.29x	NM	NM	NM
6/21/13	Pending	Grupo Ibmec Educacional S/A	Provides graduation programs including certification program in business administration	Management Buyout	$123.4	$88.1	N/A	N/A	N/A	1.40x	NM	NM	NM
4/10/13	Closed	Kidsunlimited Limited	Provides nursery care and education services for pre-school children in UK	Bright Horizons Family Solutions, Inc.	$67.9	$63.4	N/A	N/A	N/A	1.07x	NM	NM	NM
8/23/12	Closed	Explore Learning Ltd.	Offers mathematics and English tutorial services in UK	Graphite Capital Management LLP	$47.7	$24.1	N/A	N/A	N/A	1.98x	NM	NM	NM
5/28/12	Closed	Grupo Uniasselvi	Provides educational services in Brazil	Editora e Distribuidora Educacional Ltda.	$265.2	$99.2	N/A	N/A	N/A	2.67x	NM	NM	NM
5/16/12	Closed	Certiport, Inc.	Provides performance-based certification practice test and program management solutions to academic institutions and IT professionals worldwide	Pearson VUE	$140.0	$48.0	N/A	N/A	N/A	2.92x	NM	NM	NM
5/11/12	Closed	ALC Press Inc.	Engages in the planning, production, and sale of materials for distance learning in Japan	Nippon Mirai Capital Co., Ltd.	$50.0	$102.1	$10.5	10.3%	4.7x	0.49x	0.4	10.0	11.8
3/3/12	Closed	Archipelago Learning, Inc.	Provides subscription-based software-as-a-service education products to customers in the US, Canada, and UK	PLATO Learning, Inc. (nka Edmentum, Inc.)	$301.0	$73.3	$21.9	29.9%	13.7x	4.11x	22.8	17.3	4.7
12/20/11	Closed	WAO Corporation	Provides education services in Japan	NA Holdings Co., Ltd.	$65.2	$213.6	$11.7	5.5%	5.6x	0.31x	96.0	99.2	105.9
10/4/11	Closed	Ufi Limited (nka learndirect Limited)	Provides online learning services	LDC Ltd.	$61.7	$216.0	N/A	N/A	N/A	0.29x	NM	NM	NM
8/5/11	Closed	GABA Corporation	Operates English schools in Japan	Nichii Gakkan Co.	$91.3	$104.5	$21.1	20.2%	4.3x	0.87x	49.0	50.0	58.2
5/17/11	Closed	Nobel Learning Communities, Inc.	Operates a network of nonsectarian private schools	Leeds Equity Partners; Leeds Equity Partners V, L.P.	$144.7	$238.6	$17.3	7.2%	8.4x	0.61x	36.0	18.4	18.2
5/6/11	Closed	Resource Development International Ltd.	Provides distance learning education services	Capella University, Inc.	$21.5	$13.9	N/A	N/A	N/A	1.55x	NM	NM	NM
3/7/11	Closed	Education Development International plc	Provides educational qualifications and assessment services in the United Kingdom and internationally	Pearson plc	$168.0	$48.3	$16.6	34.3%	10.1x	3.48x	61.3	56.3	53.3
2/15/11	Closed	Sonans AS	Offers coaching and education services to private Candidates for their Norwegian Upper Secondary Schools	Procuritas Partners AB; Procuritas Capital Investors IV	$40.6	$34.7	N/A	N/A	N/A	1.17x	NM	NM	NM
					Intl. Mean			21.7%	9.0x	2.19x	39.4%	37.7%	41.7%
					Intl. Median			21.2%	9.2x	1.47x	36.0%	18.4%	39.8%
					Aggregate Mean			21.3%	9.5x	2.57x	42.9%	53.9%	63.1%
					Aggregate Median			21.2%	9.2x	1.50x	31.9%	23.1%	46.5%

Source: Capital IQ, SEC filings

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Valuation Analysis

Selected Public Companies / M&A Transactions Conclusions

Selected Public Companies / M&A Transactions Analysis

(RMB in thousands)

Enterprise Valuation Multiples							Valuation Summary							
Metric	Public Company Range			Public Company Median	Transaction Median	Selected Multiple Range			Company Performance (1)	Investment in New Openings (2)	Enterprise Value Range (3)		
EV/ Pro Forma 2014 EBITDA	1.9x	-	29.5x	6.6x	NA	4.00x	-	5.00x	¥ 39,842	¥ -30,000	¥ 129,368	-	¥ 169,210
EV/ Pro Forma 2015 EBITDA	1.7x	-	24.4x	5.5x	NA	3.50x	-	4.50x	¥ 50,442	¥ -60,000	¥ 116,546	-	¥ 166,988

Concluded Enterprise Value Range	**¥123,000**	-	**¥168,100**
Implied Equity Value	¥ 645,575	-	¥ 697,834
Fully Diluted ADSs Issued and Outstanding	37,696,269	-	37,696,269
Implied Per ADS Range (RMB)	**¥17.13**	-	**¥18.51**
Implied Per ADS Range (USD)	**$2.76**	-	**$2.98**

Metric	Public Company Range			Public Company Median	Transaction Median	Company Performance	Implied Multiples		
EV/ LTM EBITDA	2.6x	-	28.5x	6.4x	9.2x	¥ 45,422	2.7x	-	3.7x
EV/ 2014 EBITDA	1.9x	-	29.5x	6.6x	NA	¥ 29,922	4.1x	-	5.6x
EV/ 2015 EBITDA	1.7x	-	24.4x	5.5x	NA	¥ 26,872	4.6x	-	6.3x
EV/ LTM Revenue	0.14x	-	7.68x	1.03x	1.50x	¥ 229,778	0.54x	-	0.73x
EV/ 2014 Revenue	0.15x	-	7.07x	1.06x	NA	¥ 236,567	0.52x	-	0.71x
EV/ 2015 Revenue	0.16x	-	5.64x	1.10x	NA	¥ 267,698	0.46x	-	0.63x
P / Book Value						¥ 744,324	0.87x	-	0.94x
P/ Tangible Book Value						¥ 591,939	1.09x	-	1.18x

(1) Pro forma for full-year performance of kindergartens and schools opened in each year.

(2) Reflects RMB 30 million in 2014 and 2015 to open six kindergartens and one school each year.

(3) Reflects enterprise value based on pro forma EBITDA, net of investment costs.

Note: Balance sheet data and LTM as of December 31, 2013. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

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Assumptions, Qualifications, and Limiting Conditions Appendix 01

25 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions If issued, our Opinion letter will include assumptions, qualifications and limiting conditions similar to the following . This is not meant to be a complete list of the assumptions, qualifications and limiting conditions which will be included in our Opinion letter, if rendered . Assumptions and Reliance – In compiling financial projections and performing its analyses with respect to the Proposed Transaction, Duff & Phelps has relied upon and assumed that, without independent verification : • the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from pu bli c sources or provided to it from private sources, including the Company management; • the fact that the Special Committee, the Board of Directors and the Company have been advised by their respective counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Prop ose d Transaction have been duly, validly and timely taken ; • any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duf f & Phelps were reasonably prepared and based upon the best currently available estimates and good faith judgment of the person furnishing the same and Duff & Phelps has relied upon such matters in performing its analysis and expresses no opinion to such estimates, evaluations, forecasts and projections or the assumptions on which they are based; • information supplied and representations made by the Company management are accurate in all material respects regarding the Company and the Proposed Transaction ; • the representations and warranties made by all parties in the Merger Agreement and the Management Representation Letter are true and correct and each party to the Merger Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party; • the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all mater ial respects to the drafts reviewed ; • there has been no material change in the assets, liabilities, financial condition, businesses, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps ; • all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be com pleted in a timely manner in accordance with the Merger Agreement, without any amendments thereto or any waivers of any terms or conditions thereof, and i n a manner that complies in all material respects with all applicable laws ; • all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be o bta ined without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction; and • any adjustments to the Merger Consideration pursuant to the Merger Agreement will not be material to our analyses or our Opin ion . To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon for any purpose . Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the Opinion, Duff & Phelps has made numerous assumptions with resp ect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in the Opinion, including as to the reasonableness of such assumptions .

26 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions Qualifications – If issued, our Opinion will be qualified by the following: • Duff & Phelps has prepared the Opinion effective as of the date thereof . The Opinion is necessarily based upon the information made available to Duff & Phelps as of the date thereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date thereof , and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date thereof . Duff & Phelps has not undertaken to reaffirm or revise the Opinion or otherwise comment upon any event occurring after the date hereof and does not have any obligation to update, revise or reaffirm the Opinion . • Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets, properties or liabilities (contingent or otherwise) of the Company, nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter . Duff & Phelps did not estimate, or express any opinion regarding, the liquidation value of any entity or business . Duff & Phelps did not negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be agreed upon among the parties to the Agreement and the Proposed Transaction . Duff & Phelps did not advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction . Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject . • Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s Shares or ADSs (or anything else) after the consummation of the Proposed Transaction (or any other time) . The Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, tax advice, or accounting advice . Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter . • In rendering the Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation . In addition, The Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares and ADSs (excluding the Excluded Shares and the Dissenting Shares) .

27 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions Limiting Conditions – If issued, the use of our Opinion will be strictly limited and will state: • The Opinion is furnished for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent . • The Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction ; (ii) does not address any transaction related to the Proposed Transaction ; (iii) is not a recommendation as to how the Special Committee, the Board Directors, the Company, any other person including security holders of the Company should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances ; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses . The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based . • The Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party . • The Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated January 9 , 2014 (the “ Engagement Letter ”) . • The Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Enga gement Letter .

Premiums Paid Analysis Appendix 02

Premiums Paid Analysis

Going Private and Education Services Company Transactions

Premiums Paid Analysis - Going Private Transactions

Transactions announced, closed, or effective from March 2011 - March 2014

	Number of Deals	Premium as a % of: One-Day Prior to Announcement Date	One-Week Prior to Announcement Date	One-Month Prior to Announcement Date	One-Day Prior as a % of 52-Week High
Overall Mean	347	34.5	36.0	39.8	72.5
Overall Median		25.0	27.4	26.7	79.9
Chinese Companies Mean	56	36.6	43.4	45.5	63.6
Chinese Companies Median		26.0	37.1	33.8	67.5
US-Listed Chinese Companies Mean	45	36.0	43.2	46.3	64.3
US-Listed Chinese Companies Median		26.4	37.6	32.7	66.8
Noah Education Holdings Ltd.		26.7	24.5	18.3	90.4

Premiums Paid Analysis - Education Services Change of Control Transactions

Transactions announced, closed, or effective from March 2011 - March 2014

	Number of Deals	Premium as a % of: One-Day Prior to Announcement Date	One-Week Prior to Announcement Date	One-Month Prior to Announcement Date	One-Day Prior as a % of 52-Week High
Overall Industry Mean	7	34.0	86.6	100.8	65.4
Overall Industry Median		15.2	16.9	39.8	69.9
Chinese Companies Mean	2	62.4	123.7	131.3	60.4
Chinese Companies Median		62.4	123.7	131.3	60.4
Noah Education Holdings Ltd.		26.7	24.5	18.3	90.4

Note: Excludes negative premiums.
Source: Capital IQ

CONFIDENTIAL
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DUFF & PHELPS